                       [GEORGESON SHAREHOLDER LOGO OMITTED]

                                         April 19, 2006

               Morgan Stanley Eastern Europe Fund, Inc.
               1221 Avenue of the Americas
               New York, NY 10020

                          Re: Letter of Agreement
                              -------------------

               Gentlemen:

               This Letter of Agreement, including the Appendix attached hereto
 New York      (collectively, this "Agreement"), sets forth the terms and conditions of the engagement of Georgeson Shareholder
 London        Communications Inc. ("GSC") by Morgan Stanley Eastern Europe
               Fund, Inc. (the "Fund") to act as Information Agent in connection
 Toronto       with its upcoming Rights Offer (the "Offer"). The term of the
               Agreement shall be the term of the Offer, including any
 Rome          extensions thereof.

 Sydney             (a) Services. GSC shall perform the services described in
                        the Fees & Services Schedule attached hereto as Appendix
 Johannesburg           I (collectively, the "Services").

                    (b) Fees. In consideration of GSC's performance of the
                        Services, the Fund shall pay GSC the amounts, and
                        pursuant to the terms, set forth on the Fees & Services
                        Schedule attached hereto as Appendix I.

                    (c) Expenses. In connection with GSC's performance of the
                        Services, and in addition to the fees and charges
                        discussed in paragraphs (b) and (d) hereof, the Fund
                        agrees that it shall be solely responsible for the
                        following costs and expenses, and that the Fund shall,
                        at GSC's sole discretion, (i) reimburse GSC for such
                        costs and expenses actually incurred by GSC, (ii) pay
                        such costs and expenses directly and/or (iii) advance
                        sufficient funds to GSC for payment of such costs and
                        expenses:

                        o    expenses incidental to the Offer, including postage
                             and freight charges incurred in delivering Offer
                             materials;

                        o    expenses incurred by GSC in working with its agents
                             or other parties involved in the Offer, including
                             charges for bank threshold lists, data processing,
                             telephone directory assistance, facsimile
                             transmissions or other forms of electronic
                             communication;

      17 State Street, New York, NY 10004 Tel 212.440.9800 Fax 212.440.9009

                      [GEORGESON SHAREHOLDER LOGO OMITTED]

Morgan Stanley Eastern European Fund, Inc.
April 19, 2006

                        o    expenses incurred by GSC at the Fund's request or
                             for the Fund's convenience, including copying
                             expenses, and expenses relating to the printing of
                             additional and/or supplemental material;

                        o    any other fees and expenses authorized by the Fund
                             and resulting from extraordinary contingencies
                             which arise during the course of the Offer,
                             including fees and expenses for advertising
                             (including production and posting), media
                             relations, stock watch and analytical services.

                   (d)  Custodial Charges. GSC agrees to check, itemize and pay on the Fund's behalf the charges of brokers and banks,
                        with the exception of ADP Proxy Services which will bill
                        the Fund directly, for forwarding the Fund's offering
                        material to beneficial owners.

                   (e)  Compliance with Applicable Laws. The Fund and GSC hereby represent to one another that each shall use its best
                        efforts to comply with all applicable laws relating to
                        the Offer, including, without limitation, the Securities
                        Exchange Act of 1934, as amended, and the rules and
                        regulations promulgated thereunder.

                   (f)  Indemnification. The Fund agrees to indemnify and hold harmless GSC and its stockholders, officers, directors,
                        employees, agents and affiliates against any and all
                        claims, costs, damages, liabilities, judgments and
                        expenses, including the reasonable fees, costs and
                        expenses of counsel retained by GSC, which result from
                        claims, actions, suits, subpoenas, demands or other
                        proceedings brought against or involving GSC which
                        directly relate to or arise out of GSC's performance of
                        the Services (except for costs, damages, liabilities,
                        judgments or expenses which shall have been determined
                        by a court of law pursuant to a final and nonappealable
                        judgment to have directly resulted from GSC's negligence
                        or misconduct). GSC agrees to advise the Fund of any
                        claim or liability promptly after receipt of any notice
                        thereof. The Fund shall not be liable for any settlement
                        without its written consent. At its election, the Fund
                        may assume the defense of any such action. GSC agrees to
                        indemnify, hold harmless, reimburse and defend the Fund
                        and its officers, agents and employees, against all
                        claims or threatened claims, costs, liabilities,
                        obligations, losses, or damages (including reasonable
                        legal fees and expenses) of any nature, incurred by or
                        imposed upon the Fund or any of its officers, agents or
                        employees which results, arises out of or is based upon
                        services rendered to the Fund with negligence,
                        misconduct, bad faith or reckless disregard on the part
                        of GSC or its officers, agents or employees. In
                        addition, the prevailing party shall be entitled to
                        reasonable attorneys' fees and court costs in any action
                        between the parties to enforce the provisions of this
                        Agreement, including the indemnification rights
                        contained in this paragraph. The indemnity obligations
                        set forth in this paragraph shall survive the
                        termination of this Agreement.

                      [GEORGESON SHAREHOLDER LOGO OMITTED]

Morgan Stanley Eastern European Fund, Inc.
April 19, 2006

                   (g)  Governing Law. This Agreement shall be governed by the substantive laws of the State of New York without regard
                        to its principles of conflicts of laws, and shall not be
                        modified in any way, unless pursuant to a written
                        agreement which has been executed by each of the parties
                        hereto. The parties agree that any and all disputes,
                        controversies or claims arising out of or relating to
                        this Agreement (including any breach hereof) shall be
                        subject to the jurisdiction of the federal and state
                        courts in New York County, New York and the parties
                        hereby waive any defenses on the grounds of lack of
                        personal jurisdiction of such courts, improper venue or
                        forum non conveniens.

                   (h)  Exclusivity. The Fund agrees and acknowledges that GSC shall be the sole Information Agent retained by the Fund
                        in connection with the Offer, and that the Fund shall
                        refrain from engaging any other Information Agent to
                        render any Services, in a consultative capacity or
                        otherwise, in relation to the Offer.

                   (i)  Additional Services. In addition to the Services, the
                        Fund may from time to time request that GSC provide it
                        with certain additional consulting or other services.
                        The Fund agrees that GSC's provision of such additional
                        services shall be governed by the terms of a separate
                        agreement to be entered into by the parties at such time
                        or times, and that the fees charged in connection
                        therewith shall be at GSC's then-current rates.

                   (j)  Confidentiality. GSC agrees to preserve the
                        confidentiality of (i) all material non-public
                        information provided by the Fund or its agents for GSC's
                        use in fulfilling its obligations hereunder and (ii) any
                        information developed by GSC based upon such material
                        non-public information (collectively, "Confidential
                        Information"). For purposes of this Agreement,
                        Confidential Information shall not be deemed to include
                        any information which (a) is or becomes generally
                        available to the public in accordance with law other
                        than as a result of a disclosure by GSC or any of its
                        officers, directors, employees, agents or affiliates;
                        (b) was available to GSC on a non-confidential basis and
                        in accordance with law prior to its disclosure to GSC by
                        the Fund; (c) becomes available to GSC on a
                        non-confidential basis and in accordance with law from a
                        person other than the Fund or any of its officers,
                        directors, employees, agents or affiliates who is not
                        otherwise bound by a confidentiality agreement with the
                        Fund or is not otherwise prohibited from transmitting
                        such information to a third party; or (d) was
                        independently and lawfully developed by GSC based on
                        information described in clauses (a), (b) or (c) of this
                        paragraph. The Fund agrees that all reports, documents
                        and other work product provided to the Fund by GSC
                        pursuant to the terms of this Agreement are for the
                        exclusive use of the Fund and may not be disclosed to
                        any other person or entity without the prior written
                        consent of GSC. The confidentiality obligations set
                        forth in this paragraph shall survive the termination of
                        this Agreement.

                      [GEORGESON SHAREHOLDER LOGO OMITTED]

Morgan Stanley Eastern European Fund, Inc.
April 19, 2006

                   (k)  Entire Agreement; Appendix. This Agreement constitutes the entire agreement and supersedes all prior agreements
                        and understandings, both written and oral, among the
                        parties hereto with respect to the subject matter
                        hereof. The Appendix to this Agreement shall be deemed
                        to be incorporated herein by reference as if fully set
                        forth herein. This Agreement shall be binding upon all
                        successors to the Fund (by operation of law or
                        otherwise).

                   IF THE ABOVE IS AGREED TO BY YOU, PLEASE EXECUTE AND RETURN
                   THE ENCLOSED DUPLICATE OF THIS AGREEMENT TO GEORGESON
                   SHAREHOLDER COMMUNICATIONS INC., 17 STATE STREET - 10TH
                   FLOOR, NEW YORK, NEW YORK 10004, ATTENTION: MARCY ROTH,
                   CONTRACT ADMINISTRATOR.

                                       Sincerely,

                                       GEORGESON SHAREHOLDER COMMUNICATIONS INC.

                                       By:  /s/ Christopher M. Hayden
                                                   Christopher M. Hayden

                                       Title:         Managing Director

Agreed to and accepted as of
the date first set forth above:

MORGAN STANLEY EASTERN EUROPE FUND, INC.

By:  /s/ James W. Garrett
     James W. Garrett

Title: Treasurer and Chief Financial Officer

                      [GEORGESON SHAREHOLDER LOGO OMITTED]

                                                                      APPENDIX I
                                                                      ----------

                            FEES & SERVICES SCHEDULE
                            ------------------------

BASE SERVICES                                                          $10,000
-------------                                                          ---------
o    Advance review of Offer documents
o    Advice and consultation with respect to set-up and progress of
     Offer
o    Strategic advice relating to the Offer
o    Assistance in preparation of advertisements and news releases
o    Dissemination of Offer documents to bank and broker community
o    Communication with bank and broker community during Offer period

ADDITIONAL SERVICES
-------------------
o    Direct telephone communication with retail (i.e., registered and
     NOBO shareholders)                                                    TBD
                                                                       ---------

         o   $5.00  per completed call (incoming and outgoing)

NOTE: The foregoing fees are exclusive of reasonable reimbursable expenses and custodial charges as described in paragraphs (c) and (d) of this Agreement. In addition, the Fund will be charged a fee of $1,000 if the Offer is extended for any reason.

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                            FEE PAYMENT INSTRUCTIONS
                            ------------------------

The Company shall pay GSC as follows:

o   Upon execution of this Agreement, the Fund shall pay GSC $10,000, which amount is in consideration of GSC's commitment to represent the Fund and is non-refundable;

o   If applicable, immediately prior to the commencement of the mailing, the
    Fund shall advance to GSC a portion of anticipated custodial charges; and

o   Upon completion of the Offer, the Fund shall pay GSC the sum of (i) any variable fees for Additional Services (e.g., telephone calls) which shall have accrued over the course of the Offer, and (ii) all reimbursable expenses.

GSC will send the Fund an invoice for each of the foregoing payments.

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